EXHIBIT 99.1


FOR IMMEDIATE RELEASE

                                MOLEX COMPLETES
                       ACQUISITION OF WOODHEAD INDUSTRIES

         Lisle, IL, August 10, 2006 -- Molex Incorporated (Nasdaq: MOLX and MOLXA) announced today that it has completed the final step in the previously reported acquisition of Woodhead Industries, Inc. through the merger of a wholly-owned subsidiary of Molex with Woodhead. As a result of the merger, Woodhead is now a wholly-owned subsidiary of Molex. The merger followed the recently-completed tender offer by Molex.

         At the time of the merger, Molex owned over 90% of the outstanding shares of common stock of Woodhead Industries, Inc. In the merger, each share of Woodhead's outstanding common stock was cancelled and (except for shares held by Molex, its subsidiaries or stockholders properly exercising statutory appraisal rights under Delaware law) converted into the right to receive $19.25 per share (the price paid in the tender offer), net to the seller in cash, without interest and less any required withholding taxes.

         Woodhead's common stock has ceased to be traded on the Nasdaq Global Select Market. Information will be mailed to former Woodhead stockholders who did not tender their shares into the offer explaining the steps to be taken to obtain the merger consideration or exercise statutory appraisal rights under Delaware law.

About Molex
-----------

         Molex is based in Lisle, Illinois and is a 68-year-old manufacturer of electronic components, including electrical and fiber optic interconnection products and systems, switches and integrated products, with 58 plants in 19 countries throughout the world.

About Woodhead

         Woodhead, based in Deerfield, Illinois, develops, manufacturers and markets networks and electrical infrastructure products engineered for performance in harsh, demanding, and hazardous industrial environments and operates from 21 locations in 10 countries spanning North America, Europe and Asia/Pacific.

For further information, please contact:
Neil Lefort, Senior Vice President, Molex Incorporated, telephone (630) 527-4344